Exhibit 99.1

Natural Health Trends Announces Third Quarter 2017
Preliminary Revenue Estimate

LOS ANGELES – October 13, 2017 – Natural Health Trends Corp. (NASDAQ: NHTC), a leading direct-selling and e-commerce company that markets premium quality personal care, wellness, and “quality of life” products under the NHT Global brand, today announced its preliminary revenue estimate for the quarter ended September 30, 2017.

The Company estimates total revenue for the third quarter to be $40.1 million, compared to $70.7 million in the third quarter of 2016. The Company further estimates that its deferred revenue at September 30, 2017 was $3.6 million, compared to $4.0 million at June 30, 2017. At September 30, 2016, deferred revenue was $4.2 million, compared to $8.8 million at June 30, 2016.

“While our preliminary revenue estimate for the third quarter of 2017 reflects a year-over-year and quarter-over-quarter decline, we remain on track to revitalize sales growth,” commented Chris Sharng, President of Natural Health Trends Corp. “During the quarter, a temporary slowdown related to the 20th anniversary of Hong Kong's handover and the upcoming 19th National Congress of the Communist Party of China scheduled for mid-October tempered our progress.”

Mr. Sharng continued, “Despite the challenging environment during the quarter, a number of our markets achieved double-digit sales growth including Peru, Europe, Southeast Asia and Japan. We have provided targeted training programs and implemented enhancements to our international recognition program and matching bonus to better support our leaders, who remain enthusiastic and dedicated to their own sales growth and the overall Company’s success.”

The Company expects to issue its complete third quarter 2017 financial results in early November. The revenue estimate is preliminary and has not yet been reviewed by the Company’s independent accountants. Significant updates and revisions may be required before the release of the Company’s third quarter 2017 financial results. In addition, the Company’s financial results will include other factors necessary to calculate additional financial metrics, including gross profit and net income.

About Natural Health Trends Corp.
Natural Health Trends Corp. (NASDAQ: NHTC) is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, the Americas, and Europe. The Company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the company’s website at www.naturalhealthtrendscorp.com.

Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this press release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption “Risk Factors” in Natural Health Trends Corp.’s Annual Report on Form 10-K filed on March 10, 2017 with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

CONTACTS:

Company Contact:
Scott Davidson
Senior Vice President and Chief Financial Officer
Natural Health Trends Corp.
Tel: 310-541-0888
scott.davidson@nhtglobal.com

Investors:
ADDO Investor Relations
Tel: 310-829-5400
investor.relations@nhtglobal.com

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